Exhibit 99.1

Contact: Joseph C. Adams,
Chief Executive Officer
Matthew D. Mullet,
Chief Financial Officer
(425) 771-5299
www.FSBWA.com

CORRECTING AND REPLACING FS Bancorp, Inc. Reports Net Income for the Third Quarter of $3.5 Million or $1.07 Per Diluted Share and Nineteenth Consecutive Quarterly Dividend

MOUNTLAKE TERRACE, WA – November 1, 2017 -  (GLOBE NEWSWIRE) – FS Bancorp, Inc. (NASDAQ:FSBW) issued a press release on October 26, 2017 announcing its 2017 third quarter results.  FS Bancorp seeks to clarify that its returns on equity for the three and nine months ended September 30, 2017, included on page 10, were 14.38% and 15.97%, respectively.

The corrected release reads as follows:

FS Bancorp, Inc. (the “Company”), the holding company for 1st Security Bank of Washington (the “Bank”) today reported 2017 third quarter net income of $3.5 million, or $1.07 per diluted share, compared to net income of $3.5 million, or $1.18 per diluted share, for the same period last year.

“The third quarter reflects our business plan execution with continued strong asset quality and growth in our lending segments,” stated Joe Adams, CEO of FS Bancorp, Inc. “I am also pleased to announce that our Board of Directors has approved our nineteenth quarterly cash dividend in the amount of $0.11 per share.”  The dividend will be paid on November 22, 2017, to shareholders of record as of November 9, 2017.

CFO of FS Bancorp, Inc. Matthew Mullet stated, “The strong growth experienced in the second and third quarters of 2017 provided the foundation for the capital raise that was completed on September 12, 2017.  The net proceeds of $25.6 million from the capital raise will support the pipeline of organic growth.”

2017 Third Quarter Highlights

•

Net income was $3.5 million during the third quarter of 2017, compared to $4.4 million for the previous quarter which included $958,000 of gain from the sale of a portion of our mortgage servicing rights asset, and was unchanged from $3.5 million for the comparable quarter one year ago;

•

Total gross loans increased $45.3 million during the quarter, or 6.3%, to $765.6 million at September 30, 2017, compared to $720.3 million at June 30, 2017, and increased $161.4 million, or 26.7%, from $604.2 million at September 30, 2016;

•	On September 12, 2017, the Company issued and sold in an underwritten public offering, 587,234 shares of common stock at a price of $47.00 per share, and received $25.6 million in net proceeds;
•	Tangible book value per share increased to $32.46 at September 30, 2017, compared to $29.09 at June 30, 2017, and $26.42 at the same period one year ago;
•

Relationship-based transactional deposits (noninterest-bearing checking, interest-bearing checking, and escrow accounts) increased $24.0 million, or 9.3%, to $282.7 million at September 30, 2017, from $258.8 million at June 30, 2017, and increased $66.0 million, or 30.4%, from $216.8 million at September 30, 2016; and

FS Bancorp Q3 Earnings
October 26, 2017

•

Capital levels at the Bank increased to 16.1% for total risk-based capital and 12.5% for Tier 1 leverage capital at September 30, 2017, compared to 13.2% and 10.1% at June 30, 2017, respectively, primarily due to the Company’s contribution of proceeds received in its stock offering and retained earnings during the quarter.

Balance Sheet and Credit Quality

Total assets increased $65.3 million, or 7.0%, to $993.9 million at September 30, 2017, compared to $928.6 million at June 30, 2017, and increased $166.4 million, or 20.1%, from $827.5 million at September 30, 2016.  Quarter over sequential quarter increases of $65.3 million in total assets included increases in loans receivable, net of $44.8 million, total cash and cash equivalents of $13.5 million, loans held for sale (“HFS”) of $7.8 million, and servicing rights of $912,000, partially offset by decreases in Federal Home Loan Bank (“FHLB”) stock of $862,000, and in securities available-for-sale (“AFS”) of $829,000.  The year over sequential year increase of $166.4 million in total assets included increases in loans receivable, net of $161.1 million, total cash and cash equivalents of $14.8 million, certificates of deposit at other financial institutions of $4.1 million, other assets of $1.1 million, and FHLB stock of $1.0 million, partially offset by a decrease in loans HFS of $12.1 million, securities AFS of $2.7 million, and servicing rights of $1.8 million.  The increases in assets were primarily funded by cash received from growth in deposits and net proceeds from the capital raise.

LOAN PORTFOLIO
(Dollars in thousands)
	September 30, 2017		June 30, 2017		September 30, 2016
	Amount	Percent	Amount	Percent	Amount	Percent
REAL ESTATE LOANS
Commercial	$63,180	8.3%	$57,997	8.0%	$55,794	9.2%
Construction and development	129,407	16.9	119,455	16.6	90,201	14.9
Home equity	24,026	3.1	22,450	3.1	19,649	3.3
One-to-four-family (excludes HFS)	170,187	22.2	154,826	21.5	116,886	19.4
Multi-family	43,408	5.7	42,967	6.0	33,988	5.6
Total real estate loans	430,208	56.2	397,695	55.2	316,518	52.4

CONSUMER LOANS
Indirect home improvement	124,387	16.2	117,926	16.4	104,524	17.3
Solar	40,082	5.2	38,507	5.3	34,806	5.8
Marine	35,173	4.6	32,254	4.5	29,268	4.8
Other consumer	2,032	0.3	2,042	0.3	1,978	0.3
Total consumer loans	201,674	26.3	190,729	26.5	170,576	28.2

COMMERCIAL BUSINESS LOANS
Commercial and industrial	83,221	10.9	92,713	12.9	68,526	11.4
Warehouse lending	50,468	6.6	39,165	5.4	48,598	8.0
Total commercial business loans	133,689	17.5	131,878	18.3	117,124	19.4
Total loans receivable, gross	765,571	100.0%	720,302	100.0%	604,218	100.0%

Allowance for loan losses	(10,598)		(10,143)		(9,586)
Deferred costs, fees, premiums and discounts, net	(1,119)		(1,057)		(1,832)
Total loans receivable, net	$753,854		$709,102		$592,800

FS Bancorp Q3 Earnings
October 26, 2017

Loans receivable, net increased $44.8 million to $753.9 million at September 30, 2017, from $709.1 million at June 30, 2017, and increased $161.1 million from $592.8 million at September 30, 2016.  The increase in loans receivable, net quarter over sequential quarter was primarily a result of increases in real estate and consumer loans.  Total real estate loans increased $32.5 million including increases in one-to-four-family loans of $15.4 million, construction and development loans of $10.0 million, commercial loans of $5.2 million, and home equity loans of $1.6 million.  Total consumer loans increased $10.9 million primarily  from growth of $6.5 million in indirect home improvement loans and $2.9 million in marine loans.  Quarter over sequential quarter increase in commercial business lending of $1.8 million included a transfer of $1.9 million in substandard shared national credits to loans HFS which will be sold at a slight discount to market recorded against the allowance for loan and lease losses (“ALLL”) in the third quarter of 2017, settlement will occur early in the fourth quarter of 2017.

One-to-four-family loans originated through the home lending segment which includes loans HFS, loans held for investment, fixed seconds, and loans brokered to other institutions increased $27.3 million, or 12.6%, to $244.1 million during the quarter ended September 30, 2017, compared to $216.8 million for the preceding quarter, and $232.9 million for the same quarter one year ago. Originations of one-to-four-family loans to purchase a home (purchase production) increased by $68.0 million, or 17.2% with $464.3 million in loan purchase production closing during the nine months ended September 30, 2017, up from $396.3 million for the nine months ended September 30, 2016.  One-to-four-family loan originations for refinance (refinance production) decreased $58.9 million, or 30.1% with $136.6 million in refinance production closing during the nine months ended September 30, 2017, down from $195.5 million for the nine months ended September 30, 2016.  During the quarter ended September 30, 2017, the Company sold $204.3 million of one-to-four-family loans, compared to sales of $171.0 million for the preceding quarter, and sales of $205.1 million for the same quarter one year ago.

Purchase production was 76.1% of the total one-to-four-family loan originations versus 23.9% for refinance production during the third quarter of 2017, compared to 60.9% in purchase production versus 39.1% in refinance production during the same period in 2016.  Purchase production for the nine months ended September 30, 2017 was 77.3% of the total one-to-four-family loan originations versus 22.7% for refinance production, compared to 67.0% in purchase volume versus 33.0% in refinances for the nine months ended September 30, 2016. The increase in originations and purchase activity was primarily associated with the strong home purchase demand in the Pacific Northwest while the decline in refinance activity reflects the rise in mortgage interest rates over the last year.

The ALLL at September 30, 2017 increased to $10.6 million, or 1.4% of gross loans receivable, excluding loans HFS, compared to $10.1 million, or 1.4% of gross loans receivable, excluding loans HFS at June 30, 2017, and $9.6 million, or 1.6% of gross loans receivable, excluding loans HFS, at September 30, 2016.  Non-performing loans, consisting of non-accrual loans, increased to $1.3 million at September 30, 2017, from $754,000 at June 30, 2017, and $594,000 at September 30, 2016.  Substandard loans decreased to $6.6 million at September 30, 2017, compared to $8.5 million at June 30, 2017, and increased from $3.7 million at September 30, 2016.  The $2.9 million increase in substandard loans from one year ago was primarily due to a $4.6 million commercial business relationship consisting of two lines of credit and one commercial non-real estate loan, of which all were current at September 30, 2017, yet have been downgraded as a result of a weakened financial condition of the borrower.  Quarter over sequential quarter substandard loans declined due to the transfer of the $1.9 million shared national credit discussed above to loans HFS.  There was no other real estate owned (“OREO”) at September 30, 2017, at June 30, 2017, or at September 30, 2016.

The Company sold $9.0 million of securities AFS during the third quarter of 2017 realizing a gain of $143,000.  Those sales primarily provided additional funds for loan growth during the quarter. In addition, those sales of low coupon investments

FS Bancorp Q3 Earnings
October 26, 2017

enabled us to capitalize on the lower Treasury rates for the gain realized during the third quarter of 2017.  The average yield on sold securities AFS during the quarter was 2.48%.

During the third quarter of 2017, the Company raised gross proceeds of $27.6 million from an underwritten public offering for the sale of 587,234 shares of its common stock, with the net proceeds after underwriting fees and costs of approximately $25.6 million.  Capital proceeds received from the offering were used to fund the majority of a $26.0 million contribution to the Bank at the end of the third quarter 2017 to provide additional capital for growth planned over the next 24 months.  Management expects continued lending growth due to strong economic factors in the Pacific Northwest and, specifically, the communities we serve.

Total deposits increased $54.9 million, to $840.6 million at September 30, 2017, compared to $785.7 million at June 30, 2017, and increased $137.4 million, from $703.2 million at September 30, 2016.  Relationship-based transactional deposits increased $24.0 million, to $282.7 million at September 30, 2017, from $258.8 million at June 30, 2017, and increased $66.0 million, from $216.8 million at September 30, 2016.  Money market and savings accounts decreased $26.6 million, to $309.0 million at September 30, 2017, from $335.6 million at June 30, 2017, and increased $20.3 million, from $288.7 million at September 30, 2016.  Time deposits increased $57.5 million, to $248.8 million at September 30, 2017, from $191.4 million at June 30, 2017, and increased $51.1 million, from $197.7 million at September 30, 2016.  Non-retail certificates of deposit which includes brokered certificates of deposit, online certificates of deposit, and public funds increased $45.0 million to $99.7 million at September 30, 2017, compared to $54.7 million at June 30, 2017, and increased $39.2 million from $60.5 million at September 30, 2016. Wholesale funding (brokered deposits) were utilized to bridge short-term asset growth such as loans HFS and pay down higher cost short-term FHLB Fed Funds advances. Management remains focused on growth in lower cost relationship-based deposits to fund long term asset growth.

DEPOSIT BREAKDOWN
(Dollars in thousands)
	September 30, 2017		June 30, 2017		September 30, 2016
	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing checking	$156,017	18.5%	$152,623	19.4%	$143,251	20.4%
Interest-bearing checking	115,775	13.8	94,751	12.1	63,682	9.1
Savings	72,974	8.7	73,922	9.4	50,348	7.2
Money market	236,036	28.1	261,658	33.3	238,321	33.9
Certificates of deposit less than $100,000	143,169	17.0	93,142	11.9	93,953	13.3
Certificates of deposit of $100,000 through $250,000	73,733	8.8	70,204	8.9	76,855	10.9
Certificates of deposit of $250,000 and over	31,927	3.8	28,010	3.6	26,910	3.8
Escrow accounts related to mortgages serviced	10,947	1.3	11,387	1.4	9,844	1.4
Total	$840,578	100.0%	$785,697	100.0%	$703,164	100.0%

At September 30, 2017, borrowings decreased $20.4 million, or 66.5%, to $10.3 million, from $30.7 million at June 30, 2017, and decreased $10.8 million, or 51.2%, from $21.0 million at September 30, 2016, primarily due to the repayment of FHLB Fed Funds advances utilizing a portion of the excess liquidity provided by the increase in deposits and proceeds from the capital raise in September 2017.

Total stockholders’ equity increased $29.4 million, to $118.2 million at September 30, 2017, from $88.8 million at June 30, 2017, and increased $38.7 million, from $79.6 million at September 30, 2016.  The increase in stockholders’ equity from the second quarter of 2017 was primarily due to the net proceeds of $25.6 million received from the capital raise and net income of

FS Bancorp Q3 Earnings
October 26, 2017

$3.5 million.  Book value per common share was $33.52 at September 30, 2017, compared to $30.40 at June 30, 2017, and $27.89 at September 30, 2016.

The Bank is well capitalized under the minimum capital requirements established by the FDIC with a total risk-based capital ratio of 16.1%, a Tier 1 leverage capital ratio of 12.5%, and a common equity Tier 1 (“CET1”) capital ratio of 14.9% at September 30, 2017.  At September 30, 2016, the total risk-based capital ratio was 13.5%, the Tier 1 leverage capital ratio was 10.3%, and the CET1 capital ratio was 12.2%.

The Company exceeded all regulatory capital requirements with a total risk-based capital ratio of 15.5%, a Tier 1 leverage capital ratio of 11.9%, and a CET1 ratio of 14.2% at September 30, 2017, compared to 12.4%, 9.4%, and 11.1% at September 30, 2016, respectively.

Operating Results

Net interest income increased $2.3 million, or 26.0%, to $11.0 million for the three months ended September 30, 2017, from $8.8 million for the three months ended September 30, 2016, primarily due to a $2.5 million, or 26.8% increase in loans receivable interest income. Net interest income increased $5.3 million, or 21.5% to $30.0 million for the nine months ended September 30, 2017, from $24.7 million for the nine months ended September 30, 2016, primarily due to a $5.5 million, or 21.0% increase in loans receivable interest income.

The net interest margin (“NIM”) increased 15 basis points to 4.70% for the three months ended September 30, 2017, from 4.55% for the same period in the prior year, and increased 27 basis points to 4.63% for the nine months ended September 30, 2017, from 4.36% for the nine months ended September 30, 2016.  The increased NIM reflects growth in higher yielding loans, compared to short-term investments and cash.  The average cost of funds increased four basis points to 0.61% for the three months ended September 30, 2017, from 0.57% for the three months ended September 30, 2016, and was unchanged at 0.59% for both the nine months ended September 30, 2017 and 2016.  Management remains focused on matching deposit duration with the duration of earning assets where appropriate.

For the three months ended September 30, 2017, the provision for loan losses was $450,000, compared to $600,000 for the three months ended September 30, 2016. During the three months ended September 30, 2017, net recoveries totaled $5,000 compared to net recoveries of $35,000 during the three months ended September 30, 2016. The provision for loan losses was $450,000 for the nine months ended September 30, 2017, compared to $1.8 million for the nine months ended September 30, 2016.  Net charge-offs totaled $63,000 during the nine months ended September 30, 2017, compared to net recoveries of $1,000 during the nine months ended September 30, 2016.  The decrease in the provision for loan losses for the three and nine months ended September 30, 2017 was primarily a result of the low level of charge-offs, and the low level of delinquent, nonperforming and classified loans, as well as the increasing percentage of real estate loans and improving real estate values in our market areas.

Noninterest income decreased $821,000, or 11.3%, to $6.4 million for the three months ended September 30, 2017, from $7.2 million for the three months ended September 30, 2016.  The decrease during the period was due to an  $897,000 reduction in gain on sale of loans, primarily associated with a decrease in the volume of loans/locks fair valued, and a reduction of gain on sale margins associated with the product mix in the Pacific Northwest,  partially offset by a $64,000 increase in other noninterest income.  Noninterest income increased $679,000, or 3.7%, to $18.8 million for the nine months ended September

FS Bancorp Q3 Earnings
October 26, 2017

30, 2017, from $18.1 million for the nine months ended September 30, 2016.  The increase during the period was primarily due to increases in gain on sale of servicing rights of $996,000, service charges and fee income of $254,000, and gain on sale of investment securities of  $234,000, primarily offset by a decrease in gain on sale of loans of $882,000.

Noninterest expense increased $1.3 million, or 12.4%, to $11.6 million for the three months ended September 30, 2017, from $10.3 million for the three months ended September 30, 2016.  The increase in noninterest expense was primarily a result of a $853,000 increase in salaries and benefits, which included $42,000 in incentives and commissions for the loan production staff associated with continued strong loan production growth, a $216,000 decrease in recovery of mortgage servicing rights, a $127,000 increase in operations, and a $114,000 increase in data processing, partially offset by a $124,000 decrease in professional and board fees.  Noninterest expense increased $4.1 million, or 14.1%, to $32.9 million for the nine months ended September 30, 2017, from $28.8 million for the nine months ended September 30, 2016. The increase in noninterest expense was primarily a result of a $3.7 million increase in salaries and benefits, which included $935,000 in incentives and commissions for the loan production staff, a $285,000 increase in operations, a $235,000 increase in data processing, a $188,000 increase in loan costs, and a $164,000 increase in occupancy expense, partially offset by a $389,000 decrease in acquisition costs and a $229,000 decrease in professional and board fees.

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington.  The Bank provides loan and deposit services to customers who are predominantly small and middle-market businesses and individuals in western Washington through its 11 branches and seven loan production offices in various suburban communities in the greater Puget Sound area, and one loan production office in the market area of the Tri-Cities.  The Bank services home mortgage customers throughout Washington State with an emphasis in the Puget Sound and Tri-Cities home lending markets. The Bank purchased four retail bank branches from Bank of America (two in Clallam and two in Jefferson counties) on January 22, 2016, and the branches opened as 1st Security Bank branches on January 25, 2016.

Forward-Looking Statements

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward‑looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control.  Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; our ability to execute our plans to grow our residential construction lending, our mortgage banking operations, our warehouse lending, and the geographic expansion of our indirect home improvement lending; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations and our ability to realize related revenue synergies and expected cost savings and other benefits within the anticipated time frames or at all; secondary market conditions for loans and our ability to sell loans in the secondary market; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission which are available on our website at www.fsbwa.com and on the SEC's

FS Bancorp Q3 Earnings
October 26, 2017

website at www.sec.gov.  Any of the forward-looking statements that we make in this press release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward‑looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2017 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of us and could negatively affect our operating and stock performance.

FS Bancorp Q3 Earnings
October 26, 2017

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts)

				Sequential	Year
	September 30,	June 30,	September 30,	Quarter	Over Year
	2017	2017	2016	% Change	% Change
	Unaudited	Unaudited	Unaudited
ASSETS
Cash and due from banks	$3,299	$3,975	$3,445	(17)	(4)
Interest-bearing deposits at other financial institutions	27,996	13,827	13,068	102	114
Total cash and cash equivalents	31,295	17,802	16,513	76	90
Certificates of deposit at other financial institutions	18,108	18,109	14,009	—	29
Securities available-for-sale, at fair value	78,103	78,932	80,762	(1)	(3)
Loans held for sale, at fair value	65,055	57,256	77,129	14	(16)
Loans receivable, net	753,854	709,102	592,800	6	27
Accrued interest receivable	3,217	2,903	2,557	11	26
Premises and equipment, net	15,463	15,550	15,071	(1)	3
Federal Home Loan Bank (“FHLB”) stock, at cost	3,047	3,909	2,004	(22)	52
Bank owned life insurance (“BOLI”), net	10,262	10,194	9,983	1	3
Servicing rights, held at the lower of cost or fair value	5,811	4,899	7,654	19	(24)
Goodwill	2,312	2,312	2,312	—	—
Core deposit intangible, net	1,417	1,517	1,857	(7)	(24)
Other assets	5,947	6,097	4,835	(2)	23
TOTAL ASSETS	$993,891	$928,582	$827,486	7	20
LIABILITIES
Deposits:
Noninterest-bearing accounts	$166,964	$164,010	$153,095	2	9
Interest-bearing accounts	673,614	621,687	550,069	8	22
Total deposits	840,578	785,697	703,164	7	20
Borrowings	10,270	30,669	21,030	(67)	(51)
Subordinated note:
Principal amount	10,000	10,000	10,000	—	—
Unamortized debt issuance costs	(160)	(165)	(180)	(3)	(11)
Total subordinated note less unamortized debt issuance costs	9,840	9,835	9,820	—	—
Other liabilities	14,964	13,557	13,915	10	8
Total liabilities	875,652	839,758	747,929	4	17
COMMITMENTS AND CONTINGENCIES (NOTE 9)
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—	—	—
Common stock, $.01 par value; 45,000,000 shares authorized; 3,674,902 shares issued and outstanding at September 30, 2017, 3,075,168 at June 30, 2017, and 3,057,753 at September 30, 2016	37	31	31	19	19
Additional paid-in capital	54,463	28,208	26,866	93	103
Retained earnings	65,049	61,920	53,326	5	22
Accumulated other comprehensive (loss) income, net of tax	(128)	(87)	773	47	(117)
Unearned shares – Employee Stock Ownership Plan (“ESOP”)	(1,182)	(1,248)	(1,439)	(5)	(18)
Total stockholders’ equity	118,239	88,824	79,557	33	49
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$993,891	$928,582	$827,486	7	20

FS Bancorp Q3 Earnings
October 26, 2017

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended		Sequential	Year
	September 30,		September 30,		Quarter	Over Year
	2017	2016	2017	2016	% Change	% Change
	Unaudited	Unaudited	Unaudited	Unaudited
INTEREST INCOME
Loans receivable, including fees	$11,715	$9,241	$31,488	$26,014	27	21
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	637	538	2,034	1,751	18	16
Total interest and dividend income	12,352	9,779	33,522	27,765	26	21
INTEREST EXPENSE
Deposits	1,045	808	2,793	2,411	29	16
Borrowings	114	50	259	177	128	46
Subordinated note	171	171	508	512	—	(1)
Total interest expense	1,330	1,029	3,560	3,100	29	15
NET INTEREST INCOME	11,022	8,750	29,962	24,665	26	21
PROVISION FOR LOAN LOSSES	450	600	450	1,800	(25)	(75)
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	10,572	8,150	29,512	22,865	30	29
NONINTEREST INCOME
Service charges and fee income	879	899	2,743	2,489	(2)	10
Gain on sale of loans	5,025	5,922	13,840	14,722	(15)	(6)
Gain on sale of investment securities	143	146	380	146	(2)	160
Gain on sale of mortgage servicing rights (“MSR”)	38	—	996	—	100	100
Earnings on cash surrender value of BOLI	68	71	208	211	(4)	(1)
Other noninterest income	274	210	637	557	30	14
Total noninterest income	6,427	7,248	18,804	18,125	(11)	4
NONINTEREST EXPENSE
Salaries and benefits	7,140	6,287	20,174	16,510	14	22
Operations	1,577	1,450	4,506	4,221	9	7
Occupancy	650	597	1,939	1,775	9	9
Data processing	651	537	1,811	1,576	21	15
Gain on sale of other real estate owned (“OREO”)	—	—	—	(150)	—	(100)
Loan costs	726	715	1,977	1,789	2	11
Professional and board fees	378	502	1,261	1,490	(25)	(15)
Federal Deposit Insurance Corporation (“FDIC”) insurance	175	98	428	306	79	40
Marketing and advertising	192	202	512	553	(5)	(7)
Acquisition costs	—	—	—	389	—	(100)
Amortization of core deposit intangible	100	140	300	382	(29)	(21)
(Recovery) impairment on servicing rights	—	(216)	1	(2)	(100)	(150)
Total noninterest expense	11,589	10,312	32,909	28,839	12	14
INCOME BEFORE PROVISION FOR INCOME TAXES	5,410	5,086	15,407	12,151	6	27
PROVISION FOR INCOME TAXES	1,956	1,629	5,001	4,198	20	19
NET INCOME	$3,454	$3,457	$10,406	$7,953	—	31
Basic earnings per share	$1.13	$1.21	$3.53	$2.74	(7)	29
Diluted earnings per share	$1.07	$1.18	$3.31	$2.66	(9)	24

FS Bancorp Q3 Earnings
October 26, 2017

KEY FINANCIAL RATIOS AND DATA (Unaudited)
(Dollars in thousands, except per share amounts)
	At or For the Three Months Ended
	September 30,	June 30,	September 30,
	2017	2017	2016
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.42%	1.94%	1.71%
Return on equity (ratio of net income to average equity) (1)	14.38	20.62	18.08
Yield on average interest-earning assets	5.27	5.18	5.09
Interest incurred on liabilities as a percentage of average noninterest bearing deposits and interest-bearing liabilities	0.61	0.58	0.57
Interest rate spread information – average during period	4.50	4.45	4.52
Net interest margin (1)	4.70	4.63	4.55
Operating expense to average total assets	4.76	4.86	5.11
Average interest-earning assets to average interest-bearing liabilities	135.34	133.85	135.98
Efficiency ratio (2)	66.42	64.67	64.46

	At or For the Nine Months Ended
	September 30,	September 30,
	2017	2016
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.54%	1.34%
Return on equity (ratio of net income to average equity) (1)	15.97	14.17
Yield on average interest-earning assets	5.18	4.91
Interest incurred on liabilities as a percentage of average noninterest bearing deposits and interest-bearing liabilities	0.59	0.59
Interest rate spread information – average during period	4.44	4.32
Net interest margin (1)	4.63	4.36
Operating expense to average total assets	4.87	4.88
Average interest-earning assets to average interest-bearing liabilities	134.93	135.79
Efficiency ratio (2)	67.48	67.40

	September 30,	June 30,	September 30,
	2017	2017	2016
ASSET QUALITY RATIOS AND DATA:
Non-performing assets to total assets at end of period (3)	0.13%	0.08%	0.07%
Non-performing loans to total gross loans (4)	0.17	0.10	0.10
Allowance for loan losses to non-performing loans (4)	838.45	1,345.23	1,613.80
Allowance for loan losses to gross loans receivable	1.38	1.41	1.59

CAPITAL RATIOS, BANK ONLY:
Tier 1 leverage-based capital	12.50%	10.12%	10.33%
Tier 1 risk-based capital	14.89	11.97	12.21
Total risk-based capital	16.14	13.23	13.46
Common equity Tier 1 capital	14.89	11.97	12.21

CAPITAL RATIOS, COMPANY ONLY:
Tier 1 leverage-based capital	11.94%	9.50%	9.38%
Total risk-based capital	15.49	12.49	12.39
Common equity Tier 1 capital	14.24	11.24	11.14

FS Bancorp Q3 Earnings
October 26, 2017

	At or For the Three Months Ended
	September 30,		June 30,		September 30,
	2017		2017		2016
PER COMMON SHARE DATA:
Basic earnings per share	$1.13		$1.50		$1.21
Diluted earnings per share	$1.07		$1.41		$1.18
Weighted average basic shares outstanding	3,051,744		2,903,323		2,851,147
Weighted average diluted shares outstanding	3,239,328		3,097,628		2,938,439
Common shares outstanding at period end	3,527,896	(5)	2,921,681	(6)	2,852,905	(7)
Book value per share using common shares outstanding	$33.52		$30.40		$27.89
Tangible book value per share using common shares outstanding (8)	$32.46		$29.09		$26.42

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(3)	Non-performing assets consists of non-performing loans (which include non-accruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(4)	Non-performing loans consists of non-accruing loans.
(5)	Common shares were calculated using shares outstanding of 3,674,902 at September 30, 2017, less 36,842 restricted stock shares, and 110,164 unallocated ESOP shares.
(6)	Common shares were calculated using shares outstanding of 3,075,168 at June 30, 2017, less 36,842 restricted stock shares, and 116,645 unallocated ESOP shares.
(7)	Common shares were calculated using shares outstanding of 3,057,753 at September 30, 2016, less 68,763 restricted stock shares, and 136,085 unallocated ESOP shares.
(8)

Tangible book value per share using outstanding common shares excludes intangible assets. This ratio represents a non-GAAP financial measure.  See also non-GAAP financial measures reconciliation in the table below.

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains the tangible book value per share, a non-GAAP financial measure. Tangible common stockholders’ equity is calculated by excluding intangible assets from stockholders’ equity.  For this financial measure, the Company’s intangible assets are goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, this non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total stockholders' equity determined in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

FS Bancorp Q3 Earnings
October 26, 2017

Reconciliation of the GAAP and non-GAAP financial measure is presented below.

	September 30,	June 30,	September 30,
	2017	2017	2016
	(Dollars in thousands)
Stockholders' equity	$118,239	$88,824	$79,557
Goodwill and core deposit intangible, net	(3,729)	(3,829)	(4,169)
Tangible common stockholders' equity	$114,510	$84,995	$75,388

Common shares outstanding at end of period	3,527,896	2,921,681	2,852,905

Common stockholders' equity (book value) per share (GAAP)	$33.52	$30.40	$27.89
Tangible common stockholders' equity (tangible book value) per share (non-GAAP)	$32.46	$29.09	$26.42